Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑3ASR (File No. 333‑278410) and Form S‑8 (File No. 333‑236522 and File No. 333-289354) of Green Thumb Industries, Inc. of our report dated February 25, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this annual report on Form 10‑K for the year ended December 31, 2025.

/s/ BAKER TILLY US, LLP

Chicago, Illinois

February 25, 2026